             Item 8 - Financial Statements and Supplementary Data


U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                      1998       1997       1996
--------------------------------------------------------------------------------------------------
REVENUE
Fee Revenue......................................................   $339,619   $281,691   $244,211
                                      1998       1997      1996
                                    --------   --------   -------
 Interest Revenue.................   224,743    212,521   174,731
 Interest Expense.................  (122,117)  (120,862)  (95,861)
 Provision for Credit Losses......      (600)      (750)   (1,000)
 Securities Gains, Net............         4        216       642
                                    --------   --------   -------
Net Interest Revenue.............................................    102,030     91,125     78,512
                                                                    --------   --------   --------
Total Revenue....................................................    441,649    372,816    322,723
                                                                    --------   --------   --------
OPERATING EXPENSES
Salaries.........................................................    117,889    100,997     92,728
Performance Compensation.........................................     41,028     32,472     24,621
Sales Commissions and Incentives.................................     19,448     14,050     10,183
Other Employee Benefits..........................................     32,373     24,904     19,746
                                                                    --------   --------   --------
Total Salaries, Performance
  Compensation and Other Benefits................................    210,738    172,423    147,278
Occupancy........................................................     36,574     39,294     34,214
Other............................................................     93,243     77,440     71,958
                                                                    --------   --------   --------
Total Operating Expenses.........................................    340,555    289,157    253,450
                                                                    --------   --------   --------
Income Before Income Taxes.......................................    101,094     83,659     69,273
Income Taxes.....................................................     39,427     32,627     28,369
                                                                    --------   --------   --------
Net Income.......................................................   $ 61,667   $ 51,032   $ 40,904
                                                                    ========   ========   ========
Basic Earnings Per Share.........................................   $   3.29   $   2.64   $   2.09
                                                                    ========   ========   ========
Diluted Earnings Per Share.......................................   $   2.96   $   2.39   $   1.95
                                                                    ========   ========   ========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CONDITION
DECEMBER 31,
--------------------------------------------------------------------------------

                   (DOLLARS IN THOUSANDS)                          1998              1997
--------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks.....................................    $  108,346        $   74,887
Short-Term Investments......................................       459,263           387,608
Securities Available for Sale...............................     1,058,088         1,131,475
Loans, Net of Allowance for Credit Losses ($19,414 in 1998
  and $18,294 in 1997)......................................     2,171,393         1,920,555
Premises and Equipment, Net.................................        77,020            77,563
Other Assets................................................       268,752           222,894
                                                                ----------        ----------
Total Assets................................................    $4,142,862        $3,814,982
                                                                ==========        ==========
LIABILITIES
Deposits:
  Non-Interest Bearing......................................    $  824,585        $  746,314
  Interest Bearing..........................................     2,590,206         2,327,588
                                                                ----------        ----------
Total Deposits..............................................     3,414,791         3,073,902
Short-Term Credit Facilities................................       140,925           179,588
Accounts Payable and Accrued Liabilities....................       274,738           258,092
Long-Term Debt..............................................        67,773            72,254
                                                                ----------        ----------
Total Liabilities...........................................     3,898,227         3,583,836
                                                                ----------        ----------
Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, Par Value $1.00; Authorized 5,000,000;
  Issued, None..............................................        --                --
Common Stock, Par Value $1.00; Authorized 40,000,000 Shares;
  Issued 19,970,842 in 1998 and 19,894,785 in 1997..........        19,971            19,895
Capital Surplus.............................................        18,902            12,325
Retained Earnings...........................................       293,289           244,980
Treasury Stock, at Cost (1,502,184 Shares in 1998 and
  879,706 Shares in 1997)...................................       (87,768)          (42,627)
Loan to ESOP................................................        (3,773)           (7,254)
Accumulated Other Comprehensive Income......................         4,014             3,827
                                                                ----------        ----------
Total Stockholders' Equity..................................       244,635           231,146
                                                                ----------        ----------
Total Liabilities and Stockholders' Equity..................    $4,142,862        $3,814,982
                                                                ==========        ==========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

                                                                                              Accumulated
                                                                                                 Other           Total
  (Dollars in Thousands, Except Per     Common    Capital   Retained   Treasury   Loan to    Comprehensive   Stockholders'
            Share Amounts)               Stock    Surplus   Earnings    Stock       ESOP        Income          Equity
--------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998..............  $19,895   $12,325   $244,980   $(42,627)  $ (7,254)     $3,827         $231,146
Net Income............................                       61,667                                              61,667
Change in Net Unrealized Gain on
  Securities Available for Sale.......                                                             187              187
                                                            -------                          ----------      -----------
Total Comprehensive Income............                       61,667                                187           61,854
                                                            -------                          ----------      -----------
Purchases of Treasury Stock (866,900
  Shares).............................                                 (58,173)                                 (58,173)
Principal Payment by ESOP.............                                               3,481                        3,481
Cash Dividends Declared ($0.72 Per
  Share)..............................                      (13,451)                                            (13,451)
Issuance of Shares for Acquisitions
  (173,593 Shares)....................              2,917                9,538                                   12,455
Issuance of Shares Under Employee
  Benefit Plans (146,886 Shares)......      76      2,018                3,494                                    5,588
Tax Benefits From Stock Based Awards..              1,642        93                                               1,735
                                        -------   -------   --------   --------   --------      ------         --------
Balance, December 31, 1998............  $19,971   $18,902   $293,289   $(87,768)  $ (3,773)     $4,014         $244,635
                                        =======   =======   ========   ========   ========      ======         ========

Balance, January 1, 1997..............  $19,630   $ 3,575   $205,384   $(4,728)   $(10,468)     $  705         $214,098
Net Income............................                       51,032                                              51,032
Change in Net Unrealized Gain on
  Securities Available for Sale.......                                                           3,122            3,122
                                                            -------                          ----------      -----------
Total Comprehensive Income............                       51,032                              3,122           54,154
                                                            -------                          ----------      -----------
Purchases of Treasury Stock (820,090
  Shares).............................                                 (40,492)                                 (40,492)
Principal Payment by ESOP.............                                               3,214                        3,214
Cash Dividends Declared ($0.60 Per
  Share)..............................                      (11,579)                                            (11,579)
Issuance of Shares for Acquisitions
  (204,218 Shares)....................     204      6,943                                                         7,147
Issuance of Shares Under Employee
  Benefit Plans (125,389 Shares)......      61        549                2,593                                    3,203
Tax Benefits From Stock Based Awards..              1,258       143                                               1,401
                                        -------   -------   --------   --------   --------      ------         --------
Balance, December 31, 1997............  $19,895   $12,325   $244,980   $(42,627)  $ (7,254)     $3,827         $231,146
                                        =======   =======   ========   ========   ========      ======         ========

Balance, January 1, 1996..............  $9,739    $   125   $183,804              $(13,434)     $1,609         $181,843
Effect of Two-For-One Stock Split.....   9,739       (125)   (9,690)                                                (76)
Net Income............................                       40,904                                              40,904
Change in Net Unrealized Gain on
  Securities Available for Sale.......                                                            (904)            (904)
                                                            -------                          ----------      -----------
Total Comprehensive Income............                       40,904                               (904)          40,000
                                                            -------                          ----------      -----------
Purchases of Treasury Stock (124,000
  Shares).............................                                 $(4,728)                                  (4,728)
Principal Payment by ESOP.............                                               2,966                        2,966
Cash Dividends Declared ($0.50 Per
  Share)..............................                       (9,778)                                             (9,778)
Issuance of Shares for Acquisitions
  (71,258 Shares).....................      72      2,458                                                         2,530
Issuance of Shares Under Employee
  Benefit Plans (80,016 Shares).......      80      1,117                                                         1,197
Tax Benefits From Stock Based Awards..                          144                                                 144
                                        -------   -------   --------   --------   --------      ------         --------
Balance, December 31, 1996............  $19,630   $ 3,575   $205,384   $(4,728)   $(10,468)     $  705         $214,098
                                        =======   =======   ========   ========   ========      ======         ========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

          (DOLLARS IN THOUSANDS)                 1998              1997               1996
----------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income.................................    $  61,667        $    51,032        $    40,904
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
Provision for Credit Losses................          600                750              1,000
Depreciation and Amortization of Premises
  and Equipment and Other Assets...........       20,053             14,023             11,776
Net Amortization of Premium on
  Securities...............................        3,384              2,778                  9
Deferred Income Taxes......................       (3,279)            (2,938)               975
Net Change in Accrued Interest and Accounts
  Receivable...............................       (3,865)            (3,185)             7,513
Net Change in Accounts Payable and Other
  Liabilities..............................       16,866             25,117               (371)
Other, Net.................................        5,831              2,399              2,397
                                               ---------        -----------        -----------
Net Cash Provided by Operating
  Activities...............................      101,257             89,976             64,203
                                               ---------        -----------        -----------
Cash Flows From Investing Activities:
Net Change in Short-Term Investments.......      (71,655)          (101,658)          (281,082)
Purchases of Securities Available for
  Sale.....................................     (368,657)          (625,721)        (1,505,453)
Proceeds from Sales of Securities Available
  for Sale.................................        1,315             20,804            268,280
Proceeds from Maturities, Calls and
  Mandatory Redemptions of Securities
  Available for Sale.......................      437,599            642,546            830,287
Net Change in Loans........................     (251,983)          (250,762)          (228,493)
Purchases of Premises and Equipment........      (13,416)           (10,942)           (14,110)
Cash used in Acquisitions..................      (22,184)                --                 --
Other, Net.................................       (7,183)           (12,240)           (10,430)
                                               ---------        -----------        -----------
Net Cash Used in Investing Activities......     (296,164)          (337,973)          (941,001)
                                               ---------        -----------        -----------
Cash Flows From Financing Activities:
Net Change in Non-Interest Bearing
  Deposits.................................       78,271             58,372            198,115
Net Change in Interest Bearing Deposits....      262,618            251,741            572,416
Net Change in Short-Term Credit
  Facilities...............................      (38,663)           (60,695)           105,468
Repayment of Long-Term Debt................       (4,481)            (4,214)            (2,966)
Issuance of Long-Term Debt.................           --             50,000                 --
Issuance of Common Stock...................        1,767                755                 42
Purchases of Treasury Stock................      (58,173)           (40,492)            (4,728)
Dividends Paid.............................      (12,973)           (11,149)            (9,768)
                                               ---------        -----------        -----------
Net Cash Provided by Financing
  Activities...............................      228,366            244,318            858,579
                                               ---------        -----------        -----------
Net Change in Cash and Cash Equivalents....       33,459             (3,679)           (18,219)
Cash and Cash Equivalents at Beginning of
  Year.....................................       74,887             78,566             96,785
                                               ---------        -----------        -----------
Cash and Cash Equivalents at End of Year...    $ 108,346        $    74,887        $    78,566
                                               =========        ===========        ===========
Cash Payments:
  Income Taxes.............................    $  43,697        $    34,372        $    18,017
                                               =========        ===========        ===========
  Interest Expense.........................      121,887            119,064             94,619
                                               =========        ===========        ===========
Issuance of Stock for Employee Benefit
  Plans....................................        5,701              3,283                944
                                               =========        ===========        ===========

The accompanying notes are an integral part of these financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES
U.S. Trust Corporation (individually, the "Parent" collectively with its wholly owned subsidiaries, the "Corporation") is an investment management company with fiduciary and banking powers. Through its subsidiaries, including its principal subsidiary United States Trust Company of New York (the "Trust Company"), the Corporation provides investment management, private banking, special fiduciary and corporate trust services to affluent individuals, families and institutions located throughout the United States.
     The accounting and reporting policies of the Corporation conform with generally accepted accounting principles and general practice within the investment management and banking industries. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities (including, but not limited to, the allowance for credit losses, retirement and postretirement benefits and deferred taxes) as of the financial statement dates and the reported amounts of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.
     The following is a summary of the significant financial accounting policies:
(a) BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Corporation. All material intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial position and results of operations for the periods have been made. Such adjustments, unless otherwise noted in these Notes to the Consolidated Financial Statements and/or Management's Discussion and Analysis, are of a normal recurring nature.
(b) TRUST ASSETS - Property (other than cash deposits) held by the Trust Company or the Corporation's other bank subsidiaries in a fiduciary or agency capacity for customers is not an asset of the Corporation and is not included in the Consolidated Statement of Condition.
(c) INTEREST EARNING/BEARING FINANCIAL INSTRUMENTS - Interest income and expense are accrued on interest earning/bearing financial instruments based upon the contractual terms of the instruments. Premiums and discounts are amortized or accreted, as applicable, on a basis that approximates the effective yield method.
     Securities that may be sold prior to maturity as part of asset/liability management or in response to other factors are classified as securities available for sale and carried at their estimated fair value with unrealized gains and losses reported in a separate component of stockholders' equity, net of taxes. Realized gains and losses from sales of securities are determined on a specific identification cost basis.
(d) NONPERFORMING ASSETS - Nonperforming assets consist of non-accrual financial instruments and other real estate owned. Interest accruals are discontinued when principal or interest is contractually past due ninety days or more. In addition, interest accruals may be discontinued when principal or interest is contractually past due less than ninety days if, in the opinion of management, the amount due is not likely to be paid in accordance with the terms of the contractual agreement, even though the financial instruments are currently performing. Any accrued but unpaid interest previously recorded on a non-accrual financial instrument is reversed and recorded as a reduction of interest income. Interest received on non-accrual financial instruments is applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Non-accrual financial instruments are generally returned to accrual status only when all delinquent principal and interest payments become current and the collectibility of future principal and interest on a timely basis is reasonably assured.
     Other real estate owned ("ORE") acquired through foreclosure in satisfaction of the loan is recorded in other assets at the lower of the carrying amount of the loan or the ORE's estimated fair value less estimated selling and disposition costs. After the acquisition date of the ORE, operating expenses and revenue, additional writedowns, as appropriate, and gains and losses on the ultimate disposition of ORE are reported in other expenses.
(e) ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is established through charges to income based on management's evaluation of the adequacy of the allowance in meeting losses in the existing credit portfolio.
     The adequacy of the allowance is reviewed continually by management, taking into consideration current economic conditions, past loss experience and risks inherent in the credit portfolio, including the value of impaired loans.
(f) PREMISES AND EQUIPMENT - Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.
(g) INTANGIBLE ASSETS - The fair value of intangible assets recorded as a result of the acquisition of investment management enterprises is reported in other assets on the Consolidated Statement of Condition and is amortized over the estimated period benefited. An impairment review is performed periodically on these assets.
(h) PERFORMANCE COMPENSATION - The Corporation's performance compensation plans provide for awards in the form of cash, stock options and restricted stock units. Cash awards are accrued and paid annually. The exercise price of stock options is the fair market value on the date of grant and no compensation expense is recorded. Restricted stock units are awarded under the Executive Incentive Plan and are recorded as compensation expense ratably over the vesting period of the award based on the fair market value of the award at the grant date.
(i) INCOME TAXES - The Corporation files a consolidated Federal income tax return. Deferred income taxes are provided for items that are recognized for income tax purposes in years other than those in which they are recognized for financial reporting purposes.
(j) DERIVATIVE FINANCIAL INSTRUMENTS - As part of its asset and liability management activities, the Corporation employs interest rate swaps ("Swaps") to ameliorate the interest rate risk associated with nontrading-related balance sheet financial instruments. The Corporation utilizes Swaps solely as hedging instruments.
     To be effective as a hedge, Swaps must reduce interest rate risk and must be designated as a hedge at the inception of the derivative contract. That is, Swaps are linked to the related liability, whereby the terms of the Swap generally equal the terms of the related liability, at the inception and throughout the term of the derivative contract.
     Swaps that qualify as hedges are accounted for under the accrual method; the interest component associated with Swaps is recognized over the life of the contract in net interest revenue and there is no recognition of unrealized gains and losses on the Swap in the statement of financial condition. It has been the Corporation's practice not to terminate its Swaps or sell the underlying financial instruments that are being hedged by the Swaps. However, if the Corporation did terminate a Swap, any amounts received from (a gain) or paid to (a loss) the counterparty would be deferred and amortized over the shorter of the remaining original life of the hedged item or the terminated Swap. In addition if the hedged item was sold, the fair value of the Swap would be recognized as an adjustment to the gain or loss of the hedged item.
(k) SHORT-TERM INVESTMENTS - Included in Short-Term Investments are $204.3 million and $242.6 million of interest bearing deposits with banks and $255.0 million and $145.0 million of federal funds sold at December 31, 1998 and 1997, respectively.
(l) CASH AND CASH EQUIVALENTS - For purposes of the Consolidated Statement of Cash Flows, the Corporation considers the Consolidated Statement of Condition caption cash and due from banks as cash and cash equivalents. For purposes of the U.S. Trust Corporation (Parent Company Only) Statement of Cash Flows, the Corporation considers due from banks (which is included in the Statement of Condition caption other assets) as cash and cash equivalents.
(m) RECLASSIFICATIONS - Certain amounts presented in prior periods have been reclassified to conform with the current year's presentation.

-------------------------------------------------------
2. OPERATING SEGMENTS
The Corporation has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("FAS 131") effective beginning with consolidated financial statements for each of the years in the three year period ended December 31, 1998.
     The Corporation is in the business of providing wealth management services to individuals and institutions. It operates in two business segments - Personal Wealth Management and Institutional. The Personal Wealth Management segment is comprised of New York Wealth Management and National Wealth Management. National Wealth Management includes all of the Corporation's operations outside of New York that provide wealth management services to individuals and families. Personal Wealth Management delivers an array of financial products and services including investment management, consulting, trust, financial and estate planning and private banking to individuals and families.
     The Institutional segment engages in delivering a broad range of financial products and services including investment management, corporate trust, special fiduciary and brokerage to corporations, endowments, foundations, pension plans and other institutional clients in New York as well as throughout the United States. Institutional clients are served in New York and in each of the Corporation's operating locations. See "The Business of U.S. Trust" section of Management's Discussion and Analysis for further information on the services provided by each of these business segments.
     Business segment results are presented in order to reflect financial performance and strategic direction. Fee revenue is generally credited to the segment that has the contractual relationship with the client. Allocated net interest revenue is credited to each segment based upon the level of financial instruments managed by the segment, after taking into effect the internally developed cost of fund transfers. All costs directly attributable to a business segment are charged directly to that segment. These costs include salaries, performance compensation, sales commissions and incentives, employee benefits, occupancy and all other operating costs. Corporate expenses are charged to the segments based upon management's determination of the direct or indirect benefits realized by each segment utilizing such corporate services. The amortization of intangibles resulting from business combinations are charged to the segment that manages the acquired business.
     Segment results are based upon estimates and judgements. Internal management accounting reflects the way management views its business and may not be comparable to other financial institutions. Comparability is achieved by periodic restatement to conform with changes in organizational structure and changes in allocation policies.
     The information below reflects results by segments for the three years ended December 31, 1998:

                                              Personal Wealth Management
                                        ---------------------------------------                          Total
        (Dollars in Thousands)           New York      National        Total      Institutional    Corporation
--------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
Fee revenue...........................  $   185,232   $   71,189    $   256,421   $     83,198    $    339,619
Allocated net interest revenue........       70,668       20,962         91,630         10,400         102,030
                                        -----------   -----------   -----------   ------------    ------------
Total revenue.........................      255,900       92,151        348,051         93,598         441,649
Operating expense.....................      183,904       85,132        269,036         71,519         340,555
                                        -----------   -----------   -----------   ------------    ------------
Income before taxes...................  $    71,996   $    7,019    $    79,015   $     22,079    $    101,094
                                        ===========   ===========   ===========   ============    ============
Profit margin.........................         28.1%         7.6%          22.7%          23.6%           22.9%
                                        ===========   ===========   ===========   ============    ============
Percentage of income before taxes.....         71.2%         6.9%          78.1%          21.9%
                                        ============  ===========   ===========   ============
Total assets..........................  $ 3,065,637   $  967,004    $ 4,032,641   $    110,221    $  4,142,862
                                        ===========   ===========   ===========   ============    ============
Assets under management...............  $33,056,000   $13,644,000   $46,700,000   $ 28,336,000    $ 75,036,000
                                        ===========   ===========   ===========   ============    ============
Assets under administration...........  $13,269,000   $2,067,000    $15,336,000   $311,124,000    $326,460,000
                                        ===========   ===========   ===========   ============    ============
Year ended December 31, 1997
Fee revenue...........................  $   158,437   $   51,386    $   209,823   $     71,868    $    281,691
Allocated net interest revenue........       62,248       18,362         80,610         10,515          91,125
                                        -----------   -----------   -----------   ------------    ------------
Total revenue.........................      220,685       69,748        290,433         82,383         372,816
Operating expense.....................      164,127       61,286        225,413         63,744         289,157
                                        -----------   -----------   -----------   ------------    ------------
Income before taxes...................  $    56,558   $    8,462    $    65,020   $     18,639    $     83,659
                                        ===========   ===========   ===========   ============    ============
Profit margin.........................         25.6%        12.1%          22.4%          22.6%           22.4%
                                        ===========   ===========   ===========   ============    ============
Percentage of income before taxes.....         67.6%        10.1%          77.7%          22.3%
                                        ===========   ==========-   ===========   ============
Total assets..........................  $ 2,936,293   $  766,835    $ 3,703,128   $    111,854    $  3,814,982
                                        ===========   ===========   ===========   ============    ============
Assets under management...............  $27,408,000   $10,186,000   $37,594,000   $ 23,594,000    $ 61,188,000
                                        ===========   ===========   ===========   ============    ============
Assets under administration...........  $ 9,883,000   $1,772,000    $11,655,000   $257,081,000    $268,736,000
                                        ===========   ===========   ===========   ============    ============
Year ended December 31, 1996
Fee revenue...........................  $   136,713   $   40,837    $   177,550   $     66,661    $    244,211
Allocated net interest revenue........       55,446       13,131         68,577          9,935          78,512
                                        -----------   -----------   -----------   ------------    ------------
Total revenue.........................      192,159       53,968        246,127         76,596         322,723
Operating expense.....................      142,826       50,206        193,032         60,418         253,450
                                        -----------   -----------   -----------   ------------    ------------
Income before taxes...................  $    49,333   $    3,762    $    53,095   $     16,178    $     69,273
                                        ===========   ===========   ===========   ============    ============
Profit margin.........................         25.7%         7.0%          21.6%          21.1%           21.5%
                                        ===========   ===========   ===========   ============    ============
Percentage of income before taxes.....         71.2%         5.4%          76.6%          23.4%
                                        ===========   ==========    ===========    ===========
Total assets..........................  $ 2,603,601   $  763,229    $ 3,366,830   $    110,488    $  3,477,318
                                        ===========   ===========   ===========   ============    ============
Assets under management...............  $21,788,000   $7,317,000    $29,105,000   $ 24,194,000    $ 53,299,000
                                        ===========   ===========   ===========   ============    ============
Assets under administration...........  $ 8,385,000   $1,519,000    $ 9,904,000   $222,379,000    $232,283,000
                                        ===========   ===========   ===========   ============    ============

-------------------------------------------------------

3. ACQUISITIONS
During 1998, the Corporation acquired Wood Island Associates, Inc., Maier & Siebel, Inc., and McMurrey Investments Advisors, Inc. These firms provide investment management services to high net worth individuals and institutions. The aggregate amount of assets under management at the closing dates was approximately $1.6 billion. The Corporation also acquired Strategic Trading Corporation which provides consultation and agency services on in-kind stock distributions and derivative hedging strategies to high net worth individuals. The initial consideration paid at the closing of these business combinations was approximately $32.9 million. Certain of these transactions provide for additional payments of cash and the Corporation's common stock based upon business retention and future profitability. Each transaction was accounted for as a purchase.
     During 1997, the Corporation acquired the assets and liabilities of Florence Fearrington, Inc., a New York investment advisory firm that managed approximately $400 million in assets, for approximately $7.2 million of the Corporation's common stock. During 1996, the

Corporation acquired Lilienthal Associates, a California based investment advisory firm that managed approximately $270 million in assets, for approximately $2.5 million of the Corporation's common stock. These transactions were accounted for using the purchase method of accounting.

-------------------------------------------------------

4. CASH AND DUE FROM BANKS
The average non-interest earning balances held at the Federal Reserve Bank for the years ended December 31, 1998 and 1997 were $32.9 million and $37.4 million, respectively. These amounts represent reserve requirements which must be maintained on deposits. There are no other restrictions on cash and due from banks.

--------------------------------------------------------------------------------

5. SECURITIES
The amortized cost, estimated fair value and gross unrealized gains and losses on securities available for sale as of December 31, 1998, 1997 and 1996, are presented in the following table.

                                                          Aggregate         Gross         Gross
                                            Amortized          Fair    Unrealized    Unrealized
(Dollars in Thousands)                           Cost         Value         Gains        Losses
-----------------------------------------------------------------------------------------------
December 31, 1998:
  U.S. treasury securities.............    $  274,553    $  276,562     $ 2,050        $   41
  U.S. government sponsored agencies
     and corporations..................       561,095       564,256       5,631         2,470
  State and municipal obligations......        98,726       100,423       1,715            18
  Collateralized mortgage
     obligations(1)....................        10,076        10,128          53             1
  All other............................       106,408       106,719         435           124
                                           ----------    ----------     -------        ------
Total..................................    $1,050,858    $1,058,088     $ 9,884        $2,654
                                           ==========    ==========     =======        ======
December 31, 1997:
  U.S. treasury securities.............    $  417,545    $  419,189     $ 1,832        $  188
  U.S. government sponsored agencies
     and corporations..................       508,389       512,442       7,047         2,994
  State and municipal obligations......        72,650        73,658       1,009             1
  Collateralized mortgage
     obligations(1)....................        15,186        15,299         113            --
  All other............................       110,701       110,887         234            48
                                           ----------    ----------     -------        ------
Total..................................    $1,124,471    $1,131,475     $10,235        $3,231
                                           ==========    ==========     =======        ======
December 31, 1996:
  U.S. treasury securities.............    $  514,180    $  514,514     $   831        $  497
  U.S. government sponsored agencies
     and corporations..................       427,866       427,642       2,426         2,650
  State and municipal obligations......        76,690        77,715       1,067            42
  Collateralized mortgage
     obligations(1)....................        25,666        25,859         193            --
  All other............................       120,208       120,189          24            43
                                           ----------    ----------     -------        ------
Total..................................    $1,164,610    $1,165,919     $ 4,541        $3,232
                                           ==========    ==========     =======        ======

--------------------------------------------------------------------------------
(1) Collateralized by either GNMA, Federal National Mortgage Association, or Federal Home Loan Corporation obligations.

A profile of the maturities of the securities portfolio as of December 31, 1998, and the related weighted average yield on such securities is presented in the following table.

                                      Within       1-5        5-10      Over 10
(Dollars in Thousands)                1 Year      Years       Years      Years       Total
---------------------------------------------------------------------------------------------
U.S. government obligations......    $233,807    $ 40,746      --         --       $  274,553
Federal agency obligations.......     125,034     379,357    $20,509    $36,195       561,095
State and municipal
  obligations....................      13,592      64,843     20,291      --           98,726
Collateralized mortgage
  obligations(1).................       --          --         --       10,076         10,076
Other securities(2)..............      71,517      13,902      --            3         85,422
                                     --------    --------    -------    -------    ----------
Total at amortized cost(2).......     443,950     498,848     40,800    46,274      1,029,872
Estimated fair value(2)..........     446,220     502,808     41,462    46,612      1,037,102
                                     --------    --------    -------    -------    ----------
Net unrealized gains.............    $  2,270    $  3,960    $   662    $  338     $    7,230
Weighted average yield(3)........        5.84%       5.95%      6.76%     5.95%          5.94%
                                     ========    ========    =======    =======    ==========

--------------------------------------------------------------------------------
(1) Collateralized Mortgage Obligations have been allocated over maturity groupings based on contractual maturities. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

(2) Excludes Federal Reserve Bank and Federal Home Loan Bank stock of approximately $21 million.

(3) Yields have been computed by dividing annualized interest revenue, on a taxable equivalent basis, by the amortized cost of the respective securities as of December 31, 1998.

The components of net securities gains for the years ended December 31, 1998, 1997 and 1996 are presented in the following table.

                                           Years Ended
                                          December 31,
                                 ---------------------
    (Dollars in Thousands)       1998   1997    1996
------------------------------------------------------
Gross realized gains from
  sales, maturities, calls, and
  mandatory redemptions           $4    $218   $ 1,857
Gross realized (losses) from
  sales, maturities, calls, and
  mandatory redemptions           --      (2)   (1,215)
                                  --    ----   -------
Securities gains, net             $4    $216   $   642
                                  ==    ====   =======

     At December 31, 1998 and 1997, financial instruments in the amount of $230.3 million and $314.3 million, respectively, were pledged to secure public deposits, to qualify for fiduciary powers and for other purposes or as collateral for borrowings.

--------------------------------------------------------------------------------

6. LOANS
The following is an analysis of the composition of the loan portfolio.

                                                                                        December 31,
                                      --------------------------------------------------------------
       (Dollars in Thousands)            1998         1997         1996         1995         1994
----------------------------------------------------------------------------------------------------
Private banking:
  Residential real estate
     mortgages......................  $1,630,500   $1,358,003   $1,093,107   $  937,856   $  851,074
  Other.............................     525,614      537,024      525,446      457,843      490,719
                                      ----------   ----------   ----------   ----------   ----------
Total private banking loans.........   2,156,114    1,895,027    1,618,553    1,395,699    1,341,793
                                      ----------   ----------   ----------   ----------   ----------
Short-term trust credit
  facilities........................          --           --           --           --      154,988
Loans to financial institutions for
  purchasing and carrying
  securities........................      31,972       41,064       62,866       61,372      126,640
All other...........................       2,721        2,758        6,722        2,624        3,477
                                      ----------   ----------   ----------   ----------   ----------
Total...............................  $2,190,807   $1,938,849   $1,688,141   $1,459,695   $1,626,898
                                      ==========   ==========   ==========   ==========   ==========

An analysis of nonperforming assets is presented in the following table.

                                                                                       December 31,
                                                      ---------------------------------------------
               (Dollars in Thousands)                  1998     1997     1996      1995      1994
---------------------------------------------------------------------------------------------------
Non-accrual loans...................................  $6,203   $9,666   $ 8,882   $13,285   $ 6,371
Other real estate owned, net........................     534       --       727     9,586    11,884
                                                      ------   ------   -------   -------   -------
Total nonperforming assets..........................  $6,737   $9,666   $ 9,609   $22,871   $18,255
                                                      ======   ======   =======   =======   =======
Average non-accrual loans...........................  $8,322   $8,829   $12,261   $ 8,475   $ 5,965
                                                      ======   ======   =======   =======   =======

The Corporation considers all non-accrual loans impaired. The impact of interest revenue which would have been earned on non-accrual loans versus interest revenue recognized on these loans was negligible for the years 1994 through 1998.
     There was no reserve for ORE in 1998 and 1997. The reserve for ORE was $477,000, $978,000 and $478,000 in 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------
7. ALLOWANCE FOR CREDIT LOSSES
An analysis of the allowance for credit losses is presented for the five-year period ended December 31, 1998.

             (Dollars in Thousands)                 1998      1997      1996      1995      1994
--------------------------------------------------------------------------------------------------
Analysis of allowance for credit losses:
Balance, January 1...............................  $18,294   $16,693   $16,086   $14,699   $13,393
                                                   -------   -------   -------   -------   -------
Charge-offs:
  Private banking................................     (327)     (160)     (658)   (1,910)   (1,349)
  Other..........................................       --        --      (517)   (1,520)     (150)
                                                   -------   -------   -------   -------   -------
  Total charge-offs..............................     (327)     (160)   (1,175)   (3,430)   (1,499)
                                                   -------   -------   -------   -------   -------
Recoveries:
  Private banking................................      800       684       702     2,844       611
  Other..........................................       47       327        80       373       194
                                                   -------   -------   -------   -------   -------
  Total recoveries...............................      847     1,011       782     3,217       805
                                                   -------   -------   -------   -------   -------
Net (charge-offs) recoveries.....................      520       851      (393)     (213)     (694)
                                                   -------   -------   -------   -------   -------
Provision charged to income......................      600       750     1,000     1,600     2,000
                                                   -------   -------   -------   -------   -------
Balance, December 31.............................  $19,414   $18,294   $16,693   $16,086   $14,699
                                                   =======   =======   =======   =======   =======

The Corporation maintains the allowance for credit losses at a level deemed to be adequate. The level of the allowance is based on management's judgment as to the current condition of the loan portfolio, determined by a continuous surveillance process. Loan officers are expected to be the first to identify potential credit problems. In addition, experienced credit review professionals provide independent internal oversight of these credits.
     On a quarterly basis, management determines which credits, if any, are to be charged off partially or in full. This is based on a review of all underperforming credits highlighted in the surveillance process. Since substantially all of the Corporation's loan portfolio relates to private banking activities, the Corporation does not apportion the allowance among specific credit categories.

-------------------------------------------------------

8. PREMISES AND EQUIPMENT
An analysis of premises and equipment is presented in the following table.

                                      December 31,
                               -------------------
    (Dollars in Thousands)       1998       1997
--------------------------------------------------
Land                           $  1,675   $  1,675
Building                         13,820     13,414
Leasehold improvements           74,670     70,773
Furniture and equipment          50,520     48,247
                               --------   --------
                                140,685    134,109
Less: accumulated amortization
  and depreciation              (63,665)   (56,546)
                               --------   --------
  Total                        $ 77,020   $ 77,563
                               ========   ========

Amortization and depreciation expense amounted to $14.0 million, $10.3 million and

$9.0 million for 1998, 1997 and 1996, respectively.
     Included in Other Operating Expenses is approximately $12.4 million in 1998, $9.2 million in 1997 and $7.7 million in 1996 of equipment expense.

-------------------------------------------------------

9. SHORT-TERM CREDIT FACILITIES
An analysis of borrowings under short-term credit facilities is presented in the following table.

 (Dollars in Thousands)    1998       1997       1996
-------------------------------------------------------
Federal funds purchased:
 Year-end balance         $30,250   $ 10,175   $ 12,700
 Daily average balance     45,271     63,965    121,929
 Maximum end-of-month
   balance                 34,075    194,765    288,100
 Weighted average
   interest rate during
   year                      5.37%      5.48%      5.42%
 Weighted average
   interest rate at year-
   end                       4.75%      6.65%      6.10%
Securities sold under
  agreements to
  repurchase:
 Year-end balance         $90,309   $169,413   $ 70,516
 Daily average balance    116,740    108,007     43,966
 Maximum end-of-month
   balance                148,185    177,851    120,053
 Weighted average
   interest rate during
   year                      5.11%      5.29%      5.08%
 Weighted average
   interest rate at year-
   end                       4.86%      5.87%      5.69%
Other borrowed funds:
 Year-end balance         $20,366         --   $157,067
 Daily average balance      6,145   $114,479     47,285
 Maximum end-of-month
   balance                 50,066    163,086    157,066
 Weighted average
   interest rate during
   year                      5.94%      5.68%      5.43%
 Weighted average
   interest rate at year-
   end                       5.98%        --%      5.61%

The term of federal funds purchased and securities sold under agreements to repurchase generally do not exceed one week.

     Included in other borrowed funds at December 31, 1998, is the utilization of $20.0 million of the Corporation's $40.0 million unsecured revolving credit facility. The interest rate on this facility, which is based on LIBOR, was 5.98%. There were no funds borrowed under this facility at December 31, 1997. At December 31, 1996, the utilization was $17.0 million and the interest rate was 5.88%. This credit facility expires on July 28, 1999.

-------------------------------------------------------
10. LONG-TERM DEBT

                                      December 31,
                                 -----------------
     (Dollars in Thousands)       1998      1997
--------------------------------------------------
8.414% Trust preferred capital
  securities                     $50,000   $50,000
8.35% Senior unsecured ESOP
  notes due 1999                   3,773     7,254
Federal home loan bank            14,000    15,000
                                 -------   -------
  Total                          $67,773   $72,254
                                 =======   =======

The Trust Preferred Capital Securities qualify as Tier 1 Capital under guidelines of the Board of Governors of the Federal Reserve System (the "Board of Governors") and have no voting rights. Holders of the Trust Preferred Capital Securities will be entitled to receive cumulative cash distributions semi-annually. The Corporation has the right to redeem the Trust Preferred Capital Securities prior to their stated maturity of February 1, 2027, on or after February 1, 2007, upon approval (if then required) of the Board of Governors.
     The 8.35% Senior Unsecured ESOP Notes due 1999 ("ESOP Notes") are obligations of the Corporation that require annual payments of principal and interest. The Corporation loaned the proceeds from the ESOP Notes to the trust established to administer the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies ("401(k) Plan") on the same terms. The 401(k) Plan used the proceeds to purchase 1,380,996 shares of common stock from the Corporation's treasury stock holdings for an Employee Stock Ownership Plan ("the ESOP"). (See "Notes to the Consolidated Financial Statements No. 18.") The ESOP Notes call for a final principal repayment of $3.8 million payable on February 1, 1999. Interest expense related to the ESOP Notes was approximately $0.3 million, $0.6 million and $0.9 million for the years 1998, 1997 and 1996, respectively.
     The Federal Home Loan Bank ("FHLB") borrowings have maturities ranging from 1999 to 2002. The FHLB borrowings bear interest ranging between 6.25% and 6.76% and are collateralized by the pledge of qualifying assets.

-------------------------------------------------------
11. NET INTEREST REVENUE
The following is an analysis of the composition of net interest revenue. See the "Financial and Other Data Supplement" for average balance and related yield analyses on a tax equivalent basis.

                         Years Ended December 31,
      (Dollars        ------------------------------
    in Thousands)       1998       1997       1996
----------------------------------------------------
Interest revenue:
  Loans               $149,493   $133,433   $117,459
  Securities:
    Taxable             58,622     68,053     48,046
    Tax-exempt           3,878      3,893      3,244
  Short-term
    investments         10,144      5,467      4,192
  Deposits with banks    2,606      1,675      1,790
                      --------   --------   --------
Total interest
  revenue              224,743    212,521    174,731
                      --------   --------   --------
Interest expense:
  Deposits             107,846     99,623     82,551
  Short-term credit
    facilities           8,755     15,714     11,374
  Long-term debt         5,516      5,525      1,936
                      --------   --------   --------
Total interest
  expense              122,117    120,862     95,861
                      --------   --------   --------
Net interest income    102,626     91,659     78,870
Provision for credit
  losses                  (600)      (750)    (1,000)
Securities gains, net        4        216        642
                      --------   --------   --------
Net interest revenue  $102,030   $ 91,125   $ 78,512
                      ========   ========   ========

-------------------------------------------------------
12. INCOME TAXES
The current and deferred portions of income tax expense (benefit) included in the Consolidated Statement of Income are presented in the following table.

                        Years Ended December 31,
       (Dollars        ---------------------------
    in Thousands)       1998      1997      1996
--------------------------------------------------
Current:
  Federal              $34,920   $26,876   $21,409
  State and local        7,786     8,689     5,985
                       -------   -------   -------
    Total current
      income taxes      42,706    35,565    27,394
                       -------   -------   -------
Deferred:
  Federal               (2,626)   (1,380)      238
  State and local         (653)   (1,558)      737
                       -------   -------   -------
    Total deferred
      income taxes
      (benefits)        (3,279)   (2,938)      975
                       -------   -------   -------
    Total              $39,427   $32,627   $28,369
                       =======   =======   =======

A reconciliation of the Federal statutory income tax rate with the Corporation's effective income tax rate is presented in the following table.

                                                                 Years Ended December 31,
                                                   -----------------------------------------------------
             (Dollars in Thousands)                     1998               1997                1996
--------------------------------------------------------------------------------------------------------
Tax Expense at U.S. Federal income tax rate......  $35,383   35.0%    $29,281    35.0%    $24,246   35.0%
Increase (decrease) in effective rate resulting
  from:
  Tax-exempt interest revenue....................   (1,150)  (1.1)     (1,298)   (1.5)     (1,059)  (1.5)
  State and local taxes, net of federal income
    tax benefit..................................    4,636   4.6        4,635     5.5       4,369    6.3
  Miscellaneous items............................      558   0.5            9      --         813    1.2
                                                   -------   ----     -------   -----     -------   ----
Total tax expense and effective rate.............  $39,427   39.0%    $32,627    39.0%    $28,369   41.0%
                                                   =======   ====     =======   =====     =======   ====

The components of total income tax expense for the years ended December 31, 1998, 1997 and 1996 that are applicable to operations and stockholders' equity are presented in the following table.

                        Years Ended December 31,
      (Dollars         ---------------------------
    in Thousands)       1998      1997      1996
--------------------------------------------------
Income taxes
  applicable to:
  operations           $39,427   $32,627   $28,369
Stockholders' equity:
  Change in fair
    value of
    securities
    available for
    sale                    37     2,573      (774)
  Tax benefit on
    stock-based
    awards              (1,642)   (1,258)       --
  Tax benefit on
    dividends paid to
    the ESOP on
    unallocated
    shares                 (93)     (143)     (144)
                       -------   -------   -------
    Total              $37,729   $33,799   $27,451
                       =======   =======   =======

The net deferred tax asset is included in "other assets" in the Consolidated Statement of Condition. Deferred tax (assets) liabilities as of December 31, 1998 and 1997 resulted from the items listed in the following table.

                                  December 31,
                               -------------------
   (Dollars in Thousands)        1998       1997
--------------------------------------------------
Deferred tax (assets):
  Employee benefits            $(45,570)  $(40,857)
  Trust and fiduciary
    activities                  (11,980)   (11,820)
  Property and equipment
    leasing                      (9,433)   (11,806)
  Allowance for credit losses    (8,591)    (8,136)
  Other                          (4,090)    (4,363)
                               --------   --------
                                (79,664)   (76,982)
                               ========   ========
Deferred tax liabilities:
  Net unrealized gains on
    securities available for
    sale                          3,214      3,177
  Premises and equipment          7,503      9,547
  Other                           8,144      6,697
                               --------   --------
                                 18,861     19,421
                               --------   --------
  Net deferred tax (asset)     $(60,803)  $(57,561)
                               ========   ========

Deferred tax assets are attributable to temporary differences primarily generated from expenses recognized for financial reporting purposes that are not yet deductible on the tax return. The Corporation believes it is more likely than not that it will generate sufficient taxable income in future periods to absorb these items as they are recognized as deductions on the tax return.

-------------------------------------------------------
13. EARNINGS PER SHARE
The calculations of Basic Earnings per Share and Diluted Earnings per Share for the three year period ended December 31, 1998 are reflected in the following table. The impact of the stock split distributed on February 21, 1997 has been reflected in all earnings per share calculations.

                        Years Ended December 31,
                       ---------------------------
   (In Thousands)       1998      1997      1996
--------------------------------------------------
Net income for basic
  earnings per share   $61,667   $51,032   $40,904
Dividend equivalents
  on stock based
  benefit plans
  (after-tax)              682       550       423
                       -------   -------   -------
Net income for
  diluted earnings
  per share            $62,349   $51,582   $41,327
                       -------   -------   -------
Weighted average
  shares outstanding
  for basic earnings
  per share             18,750    19,354    19,538
  Dilutive effect of
    stock based
    benefit plans        2,335     2,267     1,692
                       -------   -------   -------
    Total dilutive
      shares
      outstanding       21,085    21,621    21,230
                       -------   -------   -------
Basic earnings per
  share                $  3.29   $  2.64   $  2.09
                       =======   =======   =======
Diluted earnings per
  share                $  2.96   $  2.39   $  1.95
                       =======   =======   =======

-------------------------------------------------------
14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
In the normal course of business, the Corporation enters into various transactions involving off-balance sheet financial instruments to meet the needs of its customers and to reduce its own exposure to interest rate risk. These transactions may be subject to credit risk. As compensation for the risks assumed, these instruments generate interest or fee revenue or expense. The controls used to monitor the credit and market risks of off-balance sheet financial instruments are consistent with those associated with the Corporation's on-balance sheet activities.

-------------------------------------------------------
Credit-Related Financial Instruments
Credit-related financial instruments include firm commitments to extend credit ("commitments") and standby letters of credit ("standbys"). The credit risk associated with these instruments varies depending on the creditworthiness of the customer and the value of any collateral held. Collateral requirements vary by type of instrument. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.
     Commitments are legally binding agreements to lend to a customer that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. The Corporation evaluates each customer's creditworthiness on a case-by-case basis prior to approving a commitment or advancing funds under a commitment and determining the related collateral requirement. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of the Corporation's commitments are related to mortgage lending to private banking clients and backup lines of credit for various financial institutions. The mortgage lending commitments are generally expected to be utilized, while the backup lines of credit typically expire unused. Commitments totaled $248.9 million and $193.2 million at December 31, 1998 and 1997, respectively.
     Standbys are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. For example, standbys are issued to satisfy margin requirements incurred by investment banking and broker/dealer financial institutions for their activities conducted on organized exchanges, or in other situations standbys guarantee performance under lease and other agreements by professional business corporations and for other purposes. The credit risk involved in issuing standbys is essentially the same as that involved in extending loans. Standbys outstanding at December 31, 1998 and 1997 amounted to $87.0 million and $87.6 million, respectively. Collateral to the extent appropriate is obtained based on management's credit assessment of the customer. At December 31, 1998, $75.9 million of the standbys outstanding were partially or fully collateralized by cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities) and other assets, compared with $69.8 million at December 31, 1997.

-------------------------------------------------------
Derivative Financial Instruments
As part of its overall asset and liability management process, the Corporation utilizes Swaps as hedges. Swaps are used to ameliorate the interest rate characteristics of nontrading-related balance sheet instruments. The Corporation enters into Swaps with counterparties as a principal.
     The market values of Swaps can vary depending on movements in interest rates. The measurement of the market risks associated with Swaps is meaningful only when all related and offsetting transactions are identified. The notional or contractual amounts of Swaps are indications of the volume of transactions and do not represent amounts at risk. The amounts at risk upon default are generally limited to the unrealized market value gains of the Swaps, if any, and will vary based on changes in interest rates. The risk of default depends on the creditworthiness of the counterparty. The Corporation evaluates the creditworthiness of its counterparties as part of its normal credit review procedures.
     At December 31, 1998 and 1997, the Corporation was a counterparty to Swaps with a total notional principal amount of $560.0 million and $666.5 million, respectively. Swaps involve the exchange of fixed and floating rate interest payment obligations computed on notional principal amounts. Outstanding Swaps had a weighted average maturity of approximately 2.4 years at December 31, 1998 and 3.6 years at December 31, 1997.

-------------------------------------------------------
15. FAIR VALUE OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") requires the disclosure of the estimated fair values of financial instruments. Substantially all of the Corporation's assets, liabilities and off-balance sheet products are considered financial instruments as defined by FAS 107. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions.
     FAS 107 requires that the fair value of financial instruments be estimated using various valuation methodologies. Quoted market prices, when available, are used as the measure of fair value. Where quoted market prices are not available, fair values have been estimated using primarily discounted cash flow analyses and other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. Because assumptions are inherently subjective, the estimated fair values may not be substantiated by comparison to third party evidence and may not be indicative of the value that could be realized in a sale or settlement of the financial instrument.
     A discussion of the fair value estimation methodologies used for material financial instruments follows.

-------------------------------------------------------
Securities
The estimated fair value of securities is based upon quoted bid market prices, where available, or fair value quotes obtained from third party pricing services. Securities are reported in the Consolidated Statement of Condition at estimated fair value.

-------------------------------------------------------
Loans
The estimated fair value of the Corporation's performing fixed rate loans (primarily residential real estate mortgages) was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rates charged to current customers for comparable loans. The Corporation's performing adjustable rate loans reprice frequently at current market rates. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying amount. Estimated fair value for nonperforming loans was based upon a discounted estimated cash flow method and, for residential real estate mortgage loans, underlying collateral. The discount rate used was commensurate with the risk associated with the estimated cash flows.

-------------------------------------------------------
Long-Term Debt
The estimated fair value of long-term debt was calculated using a discounted cash flow method, where the estimated cash flows considered contractual principal and interest payments. The discount rate used was the current rate for borrowings with comparable remaining maturities.
     The estimated fair value of the trust preferred capital securities was obtained from quotes by third party investment bankers.

-------------------------------------------------------
Interest Rate Swap Agreements
The Corporation is the net fixed rate payor under all of its Swaps and at December 31, 1998 and 1997 had an accrued net payable of $908,000 and $678,000, respectively. The estimated fair value of Swaps is obtained from dealer quotes. These values represent the estimated amount that the Corporation would have to pay or receive to terminate the Swaps, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

-------------------------------------------------------
Other Financial Instruments
The Corporation's other financial instruments are generally short-term in nature and contain negligible credit risk. These instruments consist of cash and due from banks, short-term investments, accrued interest receivable and accounts receivable, demand deposit liabilities, time deposit liabilities, short-term credit facilities and accrued interest payable and accounts payable. Consequently, carrying amounts of these assets and liabilities approximate their estimated fair value.
     The estimated fair values of the Corporation's significant, long-term financial instruments are reflected in the following table.

                                                                                      December 31,
                                   ---------------------------------------------------------------
                                                             1998                             1997
                                   ------------------------------   ------------------------------
                                      *                                *
                                     Par/              Unrealized     Par/              Unrealized
                                   Notional    Fair       Gain      Notional    Fair       Gain
      (Dollars in Millions)         Amount    Value      (Loss)      Amount    Value      (Loss)
--------------------------------------------------------------------------------------------------
Securities.......................   $1,051    $1,058      $  7       $1,124    $1,131      $  7
Loans............................    2,171     2,192        21        1,921     1,935        14
Long-term debt...................       68        70        (2)          72        76        (4)
Interest rate swap agreements....      560       (18)      (18)         667       (11)      (11)
--------------------------------------------------------------------------------------------------

* The par value is the amortized cost for securities, the carrying amount, net of the allowance for credit losses for loans, the carrying amount for long-term debt and the notional amount for interest rate swaps.

-------------------------------------------------------
16. RENTAL COMMITMENTS ON PREMISES AND EQUIPMENT
Most of the Corporation's operations are conducted from premises that are leased. The initial lease periods expire between 2000 and 2016. The lease for the Corporation's headquarters building expires in 2014 and is renewable at the Corporation's option for two successive terms of ten years each at the then current market rate.
     Rent expense on operating leases for the years 1998, 1997 and 1996 was $26.4 million, $30.1 million and $26.1 million, respectively. Operating lease rent expense includes rent escalation adjustments of $7.0 million in 1998, $11.0 million in 1997 and $6.6 million in 1996 for increases in certain operating expenses of the landlords as defined in the lease agreements.
     Minimum rental commitments, including the current level of escalation costs, on non-cancelable leases as of December 31, 1998 follows.

                                         Minimum
        (Dollars in Thousands)           Rentals
-------------------------------------------------
Year ending December 31:
1999                                     $ 27,443
2000                                       29,098
2001                                       28,951
2002                                       28,742
2003                                       28,303
Later years                               266,518
                                         --------
Total minimum payments required          $409,055
                                         ========

-------------------------------------------------------
17. CONTINGENCIES
There are various pending and threatened actions and claims against the Corporation in which the Corporation has denied liability and which it will vigorously contest. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material adverse effect on the Corporation's financial position, results of operations or cash flows.

-------------------------------------------------------
18. PERFORMANCE COMPENSATION
Cash-Based Performance Compensation
The Corporation's cash-based performance compensation award plans provide for annual cash performance awards to eligible employees. The overall size of the cash-based performance compensation award is determined by the achievement of certain corporate financial objectives established by the Board of Directors at the beginning of each year. Eligible employee awards are determined on an individual basis based upon an employee's contribution to the overall success of the Corporation. Total cash-based performance compensation was $38.5 million, $31.3 million and $24.4 million in 1998, 1997 and 1996, respectively.

-------------------------------------------------------
Stock-Based Compensation
The Executive Incentive Plan (the "EIP") is authorized to grant up to 540,000 Restricted Stock Units ("RSUs") to eligible employees. The overall size of the stock-based awards are determined by the achievement of certain corporate financial objectives established by the Board of Directors at the beginning of each year. Eligible employee awards are determined on an individual basis based upon an employee's contribution to the overall success of the Corporation. RSUs accrue dividend equivalent credits and generally cliff vest (the entire award typically vests at the end of the five year vesting period) at which time they may be converted into shares of the Parent's common stock. During 1998, the Corporation granted 94,915 RSUs with a weighted average fair value of $64.64 per unit. During 1997, 105,114 RSUs were granted with a weighted average fair value of $47.78 per unit. The fair value of a RSU is determined by averaging the high and low prices of a share of common stock of the Parent on the date of grant. The value of the grant is recorded as a component of compensation expense ratably over the vesting period. Total stock-based compensation expense which is included as a component of performance compensation in the consolidated statement of income was $2.6 million, $1.1 million and $158,000 in 1998, 1997 and 1996, respectively. At December 31, 1998, the Corporation had 308,587 RSUs available for future issuance.
     The 1995 Stock Option Plan (the "Option Plan") provides for stock option grants to eligible employees. The Option Plan authorizes the issuance of a maximum of 3,200,000 options to acquire shares of the Parent's common stock. At December 31, 1998, the Parent had 872,212 shares of common stock available for issuance. Under the Option Plan, the Corporation awards either incentive stock options or non-qualified stock options. The stock options expire ten years from the date of grant and their exercise price is not less than the fair market value of a common share on the date of grant. Awards vest either after five years or in four equal annual installments.
     Options granted are issued with the exercise price at least equal to the fair market value of a common share of the Parent.
     The following is a summary of stock option transactions which occurred under the

Option Plan for the three-year period ended December 31, 1998.

                                                     Weighted
                                                     Average
                                                     Exercise
                        Shares                        Price
                         Under      Option Price       Per
                        Option        Per Share       Share
-------------------------------------------------------------
Balance, December 31,
  1995                   988,800  $20.69 -- $24.83     $22.53
  Granted                503,100   23.63 --  27.63      23.72
  Exercised               (2,048)            20.69      20.69
  Canceled                (6,276)  20.69 --  23.63      22.84
                       ---------   ---------------     ------
Balance, December 31,
  1996                 1,483,576   20.69 --  27.63      22.93
  Granted                576,350   44.69 --  56.63      47.75
  Exercised              (40,425)  20.69 --  23.63      21.72
  Canceled               (34,900)  20.69 --  47.88      31.10
                       ---------   ---------------     ------
Balance, December 31,
  1997                 1,984,601   20.69 --  56.63      30.02
  Granted                385,750   59.13 --  74.88      63.84
  Exercised              (76,057)  20.69 --  47.88      25.62
  Canceled               (19,439)  20.69 --  62.63      45.13
                       ----------  ---------------     ------
Balance, December 31,
  1998                 2,274,855  $20.69 -- $74.88     $35.78
                       =========  ================     ======

Options outstanding at December 31, 1998 are further detailed in the following table:

                             Remaining
 Shares                      Weighted
  Under     Option Price      Average
 Option       Per Share        Life
--------------------------------------
1,352,001   $20.69 -- $27.63   6.9 Years
  542,854    44.69 --  59.13   8.2 Years
  380,000    62.63 --  74.88   9.2 Years
=========
2,274,855
=========

The number of options exercisable and their weighted average exercise price for the three year period ended December 31, 1998 are detailed in the following table:

                       December 31,   December 31,   December 31,
                           1998           1997           1996
-----------------------------------------------------------------
Options exercisable         693,020        351,493        134,788
                            =======        =======        =======
Weighted average
  exercise price of
  exercisable options       $ 26.86        $ 21.63        $ 20.69
                            =======        =======        =======

The fair value of each option grant is estimated using the Black-Scholes option pricing model. The weighted average assumptions used for grants made in 1998, 1997 and 1996 are as follows:

                         1998      1997      1996
                        Grants    Grants    Grants
---------------------------------------------------
Dividend yield              2.6%      2.7%      2.1%
Expected volatility        24.7%     22.2%     24.4%
Risk-free interest
  rate                      5.6%      6.4%      5.8%
Expected option life    5 Years   5 Years   5 Years

The weighted average fair value of options granted in 1998, 1997 and 1996 was $15.45 per option, $11.25 per option and $6.17 per option, respectively. If compensation cost for the Corporation's Option Plan had been recorded based on the fair value at the grant dates for awards and recognized over the vesting period of the award, the impact on the Corporation's net income and earnings per share would have been as follows:

                                   As        Pro
    (Dollars in Thousands)      Reported    Forma
--------------------------------------------------
For the year ended December
  31, 1998:
  Net income                    $61,667    $58,256
  Diluted earnings per share    $  2.96    $  2.80
For the year ended December
  31, 1997:
  Net income                    $51,032    $48,327
  Diluted earnings per share    $  2.39    $  2.26
For the year ended December
  31, 1996:
  Net income                    $40,904    $39,185
  Diluted earnings per share    $  1.95    $  1.87

-------------------------------------------------------
EMPLOYEE STOCK OWNERSHIP PLAN
The Corporation sponsors a 401(k) Plan and ESOP (collectively, the "Plan") covering all employees who satisfy a one year service requirement. Depending upon the Corporation satisfying certain profitability criteria and other factors, eligible employees receive merit-based annual awards calculated as a percentage of such employees' compensation. Awards are comprised of an ESOP award, which is mandatorily contributed to the Plan, and an elective award, which may be taken in cash or, subject to certain limitations, deferred and contributed to the Plan.
     As of December 31, 1998, the ESOP held a total of 1,729,071 shares of the Corporation's common stock with 1,504,860 shares allocated to participant accounts and 224,211 unallocated. Unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees. On February 1, 1999 upon making the final debt service payment, all remaining unallocated shares were allocated to eligible participants. Dividends on ESOP shares used for debt repayment were $1.2 million,

$1.1 million and $1.0 million in 1998, 1997 and 1996, respectively.
     Dividends declared on allocated and unallocated ESOP shares are recorded as deductions from retained earnings. The Corporation receives a tax benefit for dividends paid on allocated shares. These tax benefits are recorded in the Consolidated Statement of Income as a reduction of income tax expense. The tax benefits for dividends paid on unallocated shares are recorded in the Consolidated Statement of Condition as an increase in retained earnings.
     For earnings per share purposes, shares held by the ESOP, both allocated and unallocated, are considered to be outstanding.

-------------------------------------------------------
19. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
The Corporation provides pension and other postretirement benefits to qualifying employees.
     The pension plan is a trusteed, noncontributory, qualified defined benefit pension plan that provides pension benefits to substantially all employees. Benefits are based upon years of service, average compensation over the final years of service and the social security covered compensation. The Corporation's funding policy is consistent with the funding requirements of Federal laws and regulations. The pension plan's investment assets are managed by the Trust Company. The pension plan's investment assets principally are invested in shares of various domestic and international equity, fixed income and money market portfolios of the Excelsior Series of mutual funds. The Trust Company is the investment advisor of the Excelsior funds.
     The Corporation uses the projected unit credit cost method to compute the vested benefit obligation, where the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled based on the employee's expected date of separation or retirement.
     The Corporation provides certain health care and life insurance benefits for all employees, certain qualifying retired employees and their dependents. Postretirement medical and life insurance benefits are accrued during the years that the employee renders service to reflect the expected cost of providing health care and life insurance and other benefits to an employee upon retirement.
     The following table summarizes the components of retirement and postretirement benefit expenses (credits), the funded status of the Corporation's qualified retirement plan, changes in the benefit obligations related to these plans and the major assumptions used to determine these amounts.

                                       1998                              1997                             1996
                          -------------------------------   ------------------------------   ------------------------------
                          Pension     Health &              Pension    Health &              Pension    Health &
 (Dollars in Thousands)     Plan        Life      Total       Plan       Life      Total       Plan       Life      Total
---------------------------------------------------------------------------------------------------------------------------
Components of expense
  (credit):
  Service cost and
    expenses............  $  6,617    $    278   $  6,895   $  5,402   $    309   $  5,711   $  5,565   $    307   $  5,872
  Interest cost.........    14,077       1,779     15,856     12,458      2,182     14,640     12,042      1,865     13,907
  Amortization of prior
    service cost........       177        (391)      (214)       177       (391)      (214)        --       (391)      (391)
  Actual return on plan
    assets..............   (46,341)      --       (46,341)   (45,135)     --       (45,135)   (19,594)     --       (19,594)
  Other net
    amortizations and
    deferrals(1)........    30,541      (6,759)    23,782     24,455        285     24,740       (646)       519       (127)
                          --------    --------   --------   --------   --------   --------   --------   --------   --------
    Net expense
      (credit)..........  $  5,071    $ (5,093)  $    (22)  $ (2,643)  $  2,385   $   (258)  $ (2,633)  $  2,300   $   (333)
                          ========    ========   ========   ========   ========   ========   ========   ========   ========
---------------------------------------------------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan
    assets at beginning
    of year.............  $253,442       --                 $216,070      --                 $204,983      --
  Actual return on plan
    assets..............    46,341       --                   45,135      --                   19,594      --
  Employer
    contribution........     --          1,666                 --         1,688                 --         1,765
  Benefits and expenses
    paid................    (8,655)     (1,666)               (7,763)    (1,688)               (8,507)    (1,765)
                          --------    --------              --------   --------              --------   --------
  Fair value of plan
    assets at end
    of year.............   291,128       --                  253,442      --                  216,070      --
                          --------    --------              --------   --------              --------   --------
Change in benefit
  obligation:
  Benefit obligation at
    beginning of year...   192,352      31,940               170,045     26,660               165,657     30,915
  Service cost..........     6,417         278                 5,402        309                 5,565        307
  Interest cost.........    14,077       1,779                12,458      2,182                12,042      1,865
  Actuarial (gain)/
    loss(1).............    16,327     (11,510)               10,071      4,477                (4,712)    (4,662)
  Benefits paid.........    (8,458)     (1,666)               (7,763)    (1,688)               (8,507)    (1,765)
  Amendments............     --          --                    2,139      --                    --         --
                          --------    --------              --------   --------              --------   --------
  Benefit obligation at
    end of year.........   220,715      20,821               192,352     31,940               170,045     26,660
                          --------    --------              --------   --------              --------   --------
Prepaid/(accrued) cost:
  Excess of plan assets
    over benefit
    obligation..........    70,413     (20,821)               61,090    (31,940)               46,025    (26,660)
  Unrecognized
    cumulative net
    (gains) losses......   (40,246)        595               (23,630)     5,346                (6,848)     1,155
  Unrecognized prior
    service cost........     1,539      (1,973)                1,716     (2,364)                 (246)    (2,756)
  Unrecognized net
    liability (asset) at
    date of initial
    application.........    (7,196)      --                   (9,595)     --                  (11,993)     --
                          --------    --------              --------   --------              --------   --------
  Prepaid (accrued)
    cost................  $ 24,510    $(22,199)             $ 29,581   $(28,958)             $ 26,938   $(28,261)
                          ========    ========              ========   ========              ========   ========
Discount rate...........      6.75%       6.75%                  7.0%       7.0%                  7.5%       7.5%
Rate of increase
  in salary.............         6%(3)        6%(3)              4.5%       4.5%                  4.5%       4.5%
Health care cost
  trend rate............       N/A         9.0%                  N/A       11.3%                  N/A       11.9%
Expected rate of return
  on plan assets........       9.0%        N/A                   9.0%       N/A                   9.0%       N/A

--------------------------------------------------------------------------------
(1) Pension plan expense includes a charge of $7.3 million arising from the actuarial recalculation of certain benefit obligations. Health & Life other net amortization and deferrals for the year ended December 31, 1998 includes a $7.3 million gain reflecting an actuarial gain arising from a change in actuarial assumptions with regard to future retiree medical claims
(2) The pension expense (credit) and postretirement benefit expense are determined using the assumptions as of the beginning of the year. The benefit obligations and the funded status are determined using the assumptions as of the end of the year.
(3) The rate of increase in salary is based on current experience and assumes a continuation of the Corporation's national expansion and a lower average age of employees.

The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 9.0% in 1998, decreasing gradually to 5.5% in the year 2005. A one percentage point change in the assumed health care cost trend rates would have the following effects:

                                        1%        1%
      (Dollars in Thousands)         Increase  Decrease
--------------------------------------------------------
1998:
Effect on total of service and
  interest cost components               $ 26     $ (26)
Effect on postretirement benefit
  obligation                             $317     $(333)
1997:
Effect on total of service and
  interest cost components               $ 80     $ (80)
Effect on postretirement benefit
  obligation                             $950     $(998)
1996:
Effect on total of service and
  interest cost components               $ 71     $ (71)
Effect on postretirement benefit
  obligation                             $809     $(850)

In addition to the pension plan, the Corporation also maintains an unfunded, non-trusteed, non-contributory, non-qualified retirement plan ("BEP") for participants whose retirement benefits under the qualified plan exceed Federal tax law limits. As of January 1, 1997, the Corporation amended this non-qualified plan to change the Plan from a "defined benefit" to a "defined contribution" type of plan. The Corporation's accrued liability for the BEP is $11.5 million, $9.3 million and $7.7 million for the three-year period ended December 31, 1998.

--------------------------------------------------------------------------------
20. PARENT COMPANY ONLY AND REGULATORY MATTERS
Condensed statements of income, condition and cash flows for the Parent follow:

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF INCOME

--------------------------------------------------------------------------------

                                                                      Years Ended December 31,
                                                         -------------------------------------
                (Dollars in Thousands)                    1998           1997           1996
----------------------------------------------------------------------------------------------
Income:
  Equity in Net Income of Subsidiaries:
     Banks.............................................  $71,525        $56,254        $42,838
     Non-Bank..........................................     (206)          (212)           766
  Interest Revenue.....................................    1,066          1,433          1,245
  Other Income.........................................      138            130             --
                                                         -------        -------        -------
Total Income...........................................   72,523         57,605         44,849
                                                         -------        -------        -------
Expenses:
  Interest Expense.....................................    4,983          4,705          1,745
  Professional Fees....................................    7,450            367            315
  Other Operating Expense..............................    6,753          4,832          3,458
                                                         -------        -------        -------
Total Expenses.........................................   19,186          9,904          5,518
                                                         -------        -------        -------
Income Before Income Taxes.............................   53,337         47,701         39,331
Income Taxes (Benefits)................................   (8,330)        (3,331)        (1,573)
                                                         -------        -------        -------
Net Income.............................................  $61,667        $51,032        $40,904
                                                         =======        =======        =======

--------------------------------------------------------------------------------
U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CONDITION

--------------------------------------------------------------------------------

                                                                      December 31,
                                                                ------------------------
                   (Dollars in Thousands)                         1998            1997
----------------------------------------------------------------------------------------
ASSETS
Equity Investments in Subsidiaries:
  Banks.....................................................    $306,079        $269,670
  Non-Bank..................................................         734           4,468
                                                                --------        --------
Total Equity Investments in Subsidiaries....................     306,813         274,138
Short-Term Investments......................................      25,503           8,001
Securities..................................................       1,042          19,199
Other Assets(1).............................................     100,335          82,327
                                                                --------        --------
Total Assets................................................    $433,693        $383,665
                                                                ========        ========
LIABILITIES
Short-Term Credit Facilities................................    $ 20,000        $     --
Other Liabilities...........................................     113,738          93,718
Long-Term Debt(2)...........................................      55,320          58,801
                                                                --------        --------
Total Liabilities...........................................     189,058         152,519
                                                                --------        --------
TOTAL STOCKHOLDERS' EQUITY..................................     244,635         231,146
                                                                --------        --------
Total Liabilities and Stockholders' Equity..................    $433,693        $383,665
                                                                ========        ========

--------------------------------------------------------------------------------
(1) Includes $5,000 of cash and cash equivalents at December 31, 1997.
(2) Includes the 8.414% Junior Subordinated Debt issued to U.S. Trust Capital A at December 31, 1998 and December 31, 1997. Refer to Notes to the Consolidated Financial Statements No. 10.

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------

                                                              Years Ended December 31,
                                                      ----------------------------------------
              (Dollars In Thousands)                    1998            1997            1996
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income........................................    $ 61,667        $ 51,032        $ 40,904
Adjustments to Reconcile Net Income to Net Cash
  Provided By Operating Activities:
  Equity in Net (Income) of Subsidiaries..........     (71,319)        (56,042)        (43,604)
  Dividends Received from Subsidiaries............      51,000          53,000          30,500
  Deferred Income Taxes...........................        (739)           (849)         (3,576)
  Net Change in Other Assets......................     (14,571)        (20,025)         (7,638)
  Net Change in Other Liabilities.................      20,661          12,240           7,829
  Other, Net......................................       1,735           1,345             143
                                                      --------        --------        --------
Net Cash Provided by Operating Activities.........      48,434          40,701          24,558
                                                      --------        --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Subsidiaries.......................        (240)         (8,000)         (2,000)
Net Change in Short-Term Investments..............     (17,502)          2,729         (10,730)
Securities:
  Proceeds from Sales.............................      18,157              --           5,310
  Purchases.......................................          --         (17,539)             --
Principal Payment from ESOP.......................       3,482           3,214           2,966
Other, Net........................................         525          (1,547)             --
                                                      --------        --------        --------
Net Cash Provided by (Used in) Investing
  Activities......................................       4,422         (21,143)         (4,454)
                                                      --------        --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Short-Term Credit Facilities........      20,000         (17,000)         (3,000)
Issuance of Long-Term Debt........................          --          51,547              --
Repayment of Long-Term Debt.......................      (3,482)         (3,214)         (2,966)
Issuance of Common Stock..........................       1,767             755              42
Purchases of Treasury Stock.......................     (58,173)        (40,492)         (4,728)
Dividends Paid....................................     (12,973)        (11,149)         (9,768)
                                                      --------        --------        --------
Net Cash (Used in) Financing Activities...........     (52,861)        (19,553)        (20,420)
                                                      --------        --------        --------
Net Change in Cash and Cash Equivalents...........          (5)              5            (316)
Cash and Cash Equivalents at Beginning of Year....           5              --             316
                                                      --------        --------        --------
Cash and Cash Equivalents at End of Year..........    $     --        $      5        $     --
                                                      ========        ========        ========
Income Taxes Paid.................................    $ 39,818        $ 30,289        $ 16,281
Interest Expense Paid.............................       5,157           3,173           2,223

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

The Parent's banking subsidiaries are subject to limitations on the amount of dividends they can pay to the Parent without prior approval of the bank regulatory authorities. As of January 1, 1999, the Parent's banking subsidiaries can declare, in aggregate, dividends of approximately $46.4 million without prior regulatory approval.
     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of the Parent can finance or otherwise transfer funds to the Parent or its nonbanking subsidiaries. These "covered transactions" are limited to 20% of all bank subsidiary's regulatory capital and surplus and covered transactions with any one such affiliate are limited to 10% of a bank subsidiary's regulatory capital and surplus. Covered transactions include, among other things, loans and extensions of credit to, purchases of assets from, and guarantees, acceptances, and letters of credit issued on behalf of, an affiliate. Such covered transactions must be collateralized by qualifying collateral as defined by applicable law.
     The Federal Reserve Board, the Corporation's primary federal regulator, establishes regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by the Federal Reserve Board that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines set by the Federal Reserve Board, banks and bank holding companies must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital requirements and classifications are also subject to qualitative judgments by the Federal Reserve Board about components, risk weightings and other factors. The capital of the Corporation and its subsidiaries exceeded minimum requirements at December 31, 1998.
     The following table sets forth the Corporation's and Trust Company's regulatory capital and ratios as of December 31, 1998 and 1997.

---------------------------------------------------------------------------------------------
                                                      Actual as of           Actual as of
                                                      December 31,           December 31,
                                                          1998                   1997
                                                   -------------------    -------------------
             (Dollars in Thousands)                 Amount     Rate(a)     Amount     Rate(a)
---------------------------------------------------------------------------------------------
Tier 1 capital:
  Corporation....................................  $235,835      12.0%    $252,414      14.1%
  Trust Company..................................   158,806       9.7%     144,881       9.4%
Total capital:
  Corporation....................................   255,249      13.0%     270,708      15.1%
  Trust Company..................................   176,005      10.7%     161,083      10.4%
Leverage:
  Corporation....................................   235,835       6.2%     252,414       7.3%
  Trust Company..................................   158,806       5.1%     144,881       5.3%

--------------------------------------------------------------------------------
(a) Minimum tier 1 capital, total capital and tier 1 leverage ratios are 4%, 8% and 3%-5%, respectively, for bank holding companies and banks.

Under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), five capital categories were established for banks. Pursuant to that statute, the federal bank regulatory agencies have specifically defined these categories by determining that a bank is well capitalized if it maintains a tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5%.
     The Federal Reserve Board has also adopted these same thresholds for the tier 1 capital ratio and total capital ratio in defining a well capitalized bank holding company. The well capitalized threshold for the leverage ratio may be set at 3% to 5%, depending on other regulatory criteria.
     Based on their respective regulatory capital ratios at December 31, 1998 and December 31, 1997, the Corporation and its subsidiaries are well capitalized. There are no conditions or events that management believes have changed the Corporation's and subsidiaries well-capitalized status.

21. QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

--------------------------------------------------------------------------------

                                                                   1998                                    1997
                                  -------------------------------------   -------------------------------------
     (Dollars in Thousands,       Fourth     Third    Second     First    Fourth     Third    Second     First
   Except Per Share Amounts)      Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------------------------------------------------------
Fee revenue.....................  $88,814   $88,892   $83,293   $78,620   $75,900   $71,182   $67,913   $66,696
Net interest revenue............   27,282    24,690    24,704    25,354    24,343    22,858    22,167    21,757
                                  -------   -------   -------   -------   -------   -------   -------   -------
Total revenue...................  116,096   113,582   107,997   103,974   100,243    94,040    90,080    88,453
Operating expense...............   90,199    87,545    82,927    79,884    77,924    72,634    69,689    68,910
                                  -------   -------   -------   -------   -------   -------   -------   -------
Income before income taxes......   25,897    26,037    25,070    24,090    22,319    21,406    20,391    19,543
Income taxes....................   10,100    10,155     9,777     9,395     8,704     8,349     7,952     7,622
                                  -------   -------   -------   -------   -------   -------   -------   -------
Net income......................  $15,797   $15,882   $15,293   $14,695   $13,615   $13,057   $12,439   $11,921
                                  =======   =======   =======   =======   =======   =======   =======   =======
Earnings per share:
  Basic earnings per share......  $  0.85   $  0.85   $  0.81   $  0.78   $  0.71   $  0.68   $  0.64   $  0.61
                                  =======   =======   =======   =======   =======   =======   =======   =======
  Diluted earnings per share....  $  0.76   $  0.76   $  0.73   $  0.70   $  0.64   $  0.61   $  0.58   $  0.55
                                  =======   =======   =======   =======   =======   =======   =======   =======
Stock price high................  $ 76.75   $ 84.13   $ 77.50   $ 66.50   $ 65.75   $ 57.25   $ 49.13   $ 47.88
Stock price low.................    46.75     58.88     64.00     56.63     52.50     44.75     39.25     37.63
Cash dividends declared.........     0.18      0.18      0.18      0.18      0.15      0.15      0.15      0.15

--------------------------------------------------------------------------------

The common shares of the Corporation are traded in the Nasdaq national market. The market prices shown above are based on Nasdaq national market prices. As of January 1, 1999, there were approximately 1,880 record holders of the Corporation's common shares.

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of U.S. Trust Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of U.S. Trust Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



                                                      PricewaterhouseCoopers LLP


New York, New York
January 20, 1999





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